Exhibit 99.1

Applied DNA Reports Third Quarter Fiscal 2023 Financial Results and Provides Corporate Update

- Conference Call/Webcast Scheduled for Today at 4:30 PM ET -

STONY BROOK, N.Y. - August 10, 2023 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in PCR-based DNA technologies, today announced consolidated financial results for the third quarter of fiscal 2023 ended June 30, 2023.

“Our fiscal third quarter performance stands out for the substantial progress made to advance the development and commercialization of our LinearDNA™ platform for biotherapeutic applications that culminated shortly after the close of the quarter with our acquisition of Spindle Biotech and launch of our Linea™ IVT platform for mRNA production,” stated Dr. James A. Hayward, president and CEO of Applied DNA. “The combination of Spindle Biotech’s proprietary RNA polymerase with our linearDNA™ IVT templates, we believe, significantly increases the commercial relevance of our integrated offering to mRNA manufacturers and developers while positioning us to monetize a much larger segment of the mRNA value chain.

“Concurrently during the quarter, and while approval of our pharmacogenomics (PGx) diagnostic by the New York State Department of Health (NYSDOH) remains pending, we continued to evolve revenue opportunities within our supply chain traceability segment. We added new CertainT® authenticity platform customers for source verification. And, as the textile industry continues to adjust to the UFLP Act compliance requirements, we initiated a rebrand of our CertainT platform to elevate the industry’s awareness of the platform’s multi-pronged approach to ensuring that textiles passing through global cotton supply chains are true to source and free of the use of forced labor.

“Looking ahead to the fourth quarter, we are focused on driving adoption of the Linea IVT platform and closing CertainT opportunities aligned with the upcoming cotton ginning season,” concluded Dr. Hayward. “We are encouraged by initial industry feedback to our Linea IVT platform, and we are already in early discussions with prospective evaluation customers at volumes that can be met from our current production footprint. Given the breadth of mRNA therapeutics in preclinical development globally, we remain committed to delivering cGMP-quality linearDNA at volumes suitable for IVT use in clinical stages and commercial launch by calendar year-end. Finally, we see the potential for cotton taggant orders and the initiation of large supply chain customers.”

Summary Third Quarter Fiscal 2023 Financial Results:

•	Total revenues were approximately $2.9 million for the three-month period June 30, 2023, compared to $4.3 million for the same period in the prior fiscal year. The decrease in revenue of approximately $1.4 million was due to a decline in COVID-19 testing services revenue of $1.7 million driven primarily by lower testing volumes from the City University of New York (CUNY) in May with the conclusion of the academic year, as well as the wind-down of the CUNY contract by mid-June 2023. The decrease in COVID-19 testing service revenue was offset by an increase in revenue from our Therapeutic DNA Production segment of approximately $296 thousand.

•	Gross profit for the three-month period ended June 30, 2023, was $1.3 million, compared to $1.0 million for the three-month period ended June 30, 2022. The gross profit percentage was 44% and 24% for the three-month periods ended June 30, 2023, and 2022, respectively. The improvement in the gross profit percentage in the quarter ended June 30, 2023, was primarily from an increased gross profit percentage for the Company’s MDx testing services. This improvement was the result of continued cost management efforts within the Company’s COVID-19 testing services contracts, where the Company also provided and staffed test collection centers. Additionally, the quarter ended June 30, 2023, included a higher percentage of COVID-19 surveillance testing services revenue which generate a higher gross profit compared to the same period in the prior fiscal year.

•	Operating loss remained flat at $2.9 million for the third quarter of fiscal 2023 and fiscal 2022.

•	Net loss was $3.1 million for the third quarter of fiscal 2023 compared to $1.1 million for the third quarter of 2022.

•	Excluding non-cash expenses, Adjusted EBITDA was a negative $2.1 million for the third quarter of fiscal 2023 compared to a negative $2.3 million for the same period in fiscal 2022.

•	Cash and cash equivalents stood at $10.8 million on June 30, 2023, compared with $12.3 million as of March 31, 2023.

Third Quarter Fiscal 2023 Conference Call Information

The Company will hold a conference call and webcast to discuss its second quarter of fiscal year 2023 financial results on Thursday, August 10, 2023, at 4:30 PM ET. To participate in the conference call, please follow the instructions below. While every attempt will be made to answer investors’ questions on the Q&A portion of the call, not all questions may be answered.

To Participate, please ask to be joined to the ‘Applied DNA Sciences’ call:

•	Domestic callers (toll free): 844-887-9402

•	Canadian callers (toll free): 866-605-3852

•	International callers: 412-317-6798

Live and replay of webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=qJQ7k9J0

Telephonic replay (available 1 hour following the conclusion of the live call through August 17, 2023):

•	Domestic callers (toll free): 1-877-344-7529

•	Canadian callers (toll free): 1-855-669-9658

•	Participant Passcode: 8409849

An accompanying slide presentation will be embedded in the webcast (live and replay) and can also be accessed in the ‘Company Events' section of the 'News & Events' tab of the Applied DNA investor relations website at https://investors.adnas.com/

Information about Non-GAAP Financial Measures

As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information presented in accordance with GAAP. We use this non-GAAP financial measure for internal financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core businesses. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our businesses by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

"EBITDA"- is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

"Adjusted EBITDA"- is defined as EBITDA adjusted to exclude (i) stock-based compensation and (ii) other non-cash expenses.

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company that utilizes polymerase chain reaction (“PCR”) to develop and commercialize platforms to produce and detect DNA and RNA. The Company operates in three primary business markets: (i) the manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and diagnostics, and the development and sale of a proprietary RNA polymerase for use in the production of mRNA therapeutics; (ii) the development of molecular diagnostics and genetic testing services based on the detection of DNA and RNA; and (iii) the manufacture and detection of DNA for industrial supply chain security services.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

The Company's common stock is listed on NASDAQ under ticker symbol 'APDN,' and its publicly traded warrants are listed on OTC under ticker symbol 'APPDW.'

Forward-Looking Statements

The statements made by Applied DNA in this press release may be "forward-looking" in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA's future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, unknown future demand for its biotherapeutics products and services, the unknown amount of revenues and profits that will result from the Linea™ IVT platform, limited market acceptance for its supply chain security products and services, the declining demand for Applied DNA’s COVID-19 testing services, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology and/or the Linea IVT platform approved for therapeutic use, and various other factors detailed from time to time in Applied DNA's SEC reports and filings, including its  Annual Report on Form 10-K filed on December 14, 2022, as amended,  its 10-Q filed on February 9, 2023, May 11, 2023, and August 10, 2023, and other reports it  files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

- Financial Tables Follow -

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2023	2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,756,235	$15,215,285
Accounts receivable, net of allowance of $75,000 and $330,853 at June 30, 2023 and September 30, 2022, respectively	682,701	3,067,544
Inventories	276,422	602,244
Prepaid expenses and other current assets	524,904	1,058,056
Total current assets	12,240,262	19,943,129

Property and equipment, net	1,168,038	2,222,988
Other assets:
Restricted cash	750,000	—
Capitalized transaction costs	275,726	—
Operating right of use asset	1,355,508	—
Deposits	—	98,997
Total assets	$15,789,534	$22,265,114

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,127,908	$3,621,751
Operating lease liability, current	487,425	—
Deferred revenue	275,885	563,557
Total current liabilities	2,891,218	4,185,308

Long term accrued liabilities	31,467	31,467
Operating lease liability, long term	868,081	—
Warrants classified as a liability	4,804,700	5,139,400
Total liabilities	8,595,466	9,356,175

Commitments and contingencies

Applied DNA Sciences, Inc. stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of June 30 2023 and September 30, 2022, respectively	—	—
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2023 and September 30, 2022, respectively	—	—
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- issued and outstanding as of June 30, 2023 and September 30, 2022, respectively	—	—

Common stock, par value $0.001 per share; 200,000,000 shares authorized as of June 30, 2023 and September 30, 2022, 12,908,520 shares issued and outstanding as of June 30, 2023 and September 30, 2022	12,909	12,909
Additional paid in capital	306,091,402	305,399,008
Accumulated deficit	(298,854,883)	(292,500,088)
Applied DNA Sciences, Inc. stockholders’ equity	7,249,428	12,911,829
Noncontrolling interest	(55,360)	(2,890)
Total equity	7,194,068	12,908,939

Total liabilities and equity	$15,789,534	$22,265,114

APPLIED DNA SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenues
Product revenues	$316,950	$219,765	$1,130,800	$1,454,427
Service revenues	425,694	182,796	826,813	570,759
Clinical laboratory service revenues	2,174,697	3,893,810	10,630,094	12,584,174
Total revenues	2,917,341	4,296,371	12,587,707	14,609,360

Cost of product revenues	368,902	307,049	1,103,843	1,211,959
Cost of clinical laboratory service revenues	1,279,121	2,950,064	6,029,428	8,760,520
Total cost of revenues	1,648,023	3,257,113	7,133,271	9,972,479

Gross profit	1,269,318	1,039,258	5,454,436	4,636,881

Operating expenses:
Selling, general and administrative	3,292,304	3,032,877	9,440,734	11,341,176
Research and development	836,123	863,025	2,796,171	3,013,162
Total operating expenses	4,128,427	3,895,902	12,236,905	14,354,338

LOSS FROM OPERATIONS	(2,859,109)	(2,856,644)	(6,782,469)	(9,717,457)

Interest income	26,783	—	34,108	5,813
Transaction costs allocated to warrant liabilities	—	—	—	(391,335)
Unrealized (loss) gain on change in fair value of warrants classified as a liability	(278,400)	1,758,200	334,700	2,540,700
Other (expense) income, net	(3,469)	(26,352)	6,396	(43,226)

Loss before provision for income taxes	(3,114,195)	(1,124,796)	(6,407,265)	(7,605,505)

Provision for income taxes	—	—	—	—

NET LOSS	$(3,114,195)	$(1,124,796)	$(6,407,265)	$(7,605,505)

Less: Net loss attributable to noncontrolling interest	14,429	576	52,470	833
NET LOSS attributable to Applied DNA Sciences, Inc.	$(3,099,766)	$(1,124,220)	$(6,354,795)	$(7,604,672)
Deemed dividend related to warrant modification	—	—	—	110,105
NET LOSS attributable to common stockholders	$(3,099,766)	$(1,124,220)	$(6,354,795)	$(7,714,777)
Net loss per share attributable to common stockholders-basic and diluted	$(0.24)	$(0.13)	$(0.49)	$(0.94)

Weighted average shares outstanding- basic and diluted	12,908,520	8,982,520	12,908,520	8,184,807

APPLIED DNA SCIENCES, INC.

CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	Three Month Period Ended June 30,
	2023	2022

Net Loss	$(3,114,195)	$(1,124,796)
Interest income	(26,783)	-
Depreciation and amortization	349,146	321,185
Change in provision for bad debt	34,169	-
Unrealized loss (gain) on change in fair value of Common Warrants	278,400	(1,758,200)
Stock based compensation expense	340,042	272,914
Total non-cash items	974,974	(1,164,101)
Consolidated Adjusted EBITDA (loss)	$(2,139,221)	$(2,288,897)

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